Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98775, 333-106909, 333-120349 and 333-120350 on Form S-3 and Registration Statement Nos. 333-99597, 333-103368 and 333-118347 on Form S-8 of our report dated March 11, 2005 (September 12, 2005 as to the effects of the discontinued operations described in Note 11), relating to the consolidated financial statements and financial statement schedule of Equity One, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of Equity One, Inc. dated September 12, 2005.

DELOITTE & TOUCHE LLP

Miami, Florida
September 12, 2005